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                                                                    EXHIBIT 12.1

                         BOOTH CREEK SKI HOLDINGS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


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                                                     HISTORICAL                              PRO FORMA
                                    --------------------------------------------   ------------------------------
                                          YEAR         SIX MONTHS    SIX MONTHS          YEAR         SIX MONTHS
                                         ENDED            ENDED         ENDED           ENDED            ENDED
                                    OCTOBER 31, 1997   MAY 2, 1997   MAY 1, 1998   OCTOBER 31, 1997   MAY 1, 1998
                                    ----------------   -----------   -----------   ----------------   -----------
EARNINGS
  Income (loss) before income
     taxes........................      $(15,928)        $ 5,663       $12,314         $(22,688)        $15,161
  Fixed charges...................        16,296           7,391         9,696           20,037          10,531
  Preferred stock dividend
     requirement..................          (257)            (98)         (138)            (304)           (138)
                                        --------         -------       -------         --------         -------
       Total Earnings.............      $    111         $12,956       $21,872         $ (2,955)        $25,554
                                        ========         =======       =======         ========         =======
FIXED CHARGES
  Interest (expensed or
     capitalized).................      $ 13,269         $ 5,163       $ 8,347         $ 17,788         $ 9,125
  Portion of rent expense
     representative of interest...           961             934           600              974             630
  Amortization of deferred
     financing fees...............         1,809           1,196           611              971             638
  Preferred stock dividend
     requirement..................           257              98           138              304             138
                                        --------         -------       -------         --------         -------
       Total Fixed Charges........      $ 16,296         $ 7,391       $ 9,696         $ 20,037         $10,531
                                        ========         =======       =======         ========         =======
RATIO OF EARNINGS TO FIXED
  CHARGES.........................            --            1.75          2.26               --            2.43
                                        ========         =======       =======         ========         =======
COVERAGE DEFICIENCY...............      $(16,185)        $    --            --         $(22,992)        $    --
                                        ========         =======       =======         ========         =======
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